Exhibit 99.1

InterDigital Communications Corporation

This presentation contains forward-looking statements regarding InterDigital's current beliefs, plans and expectations as to: (i) our strategy; (ii); our future annual revenue potential; (iii) future global handset sales; (iv) growth in our 3G patent licensing program; and (vi) our goal of completing a dual mode 2G/3G ASIC for licensing and sale. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) the market relevance of our technologies and changes in technology preferences of strategic partners or consumers; (ii) unanticipated technical or resource difficulties or delays related to further development of our technologies and products; (iii) our ability to leverage or enter into new customer agreements or strategic relationships; (iv) our ability to enter into additional license agreements; (v) unfavorable outcomes in patent disputes; and (vi) changes or inaccuracies in market projections. (C) 2006 InterDigital Communications Corporation. All rights reserved. 2

# Shaping Digital Wireless Technologies

- 30+ year history of pioneering invention and worldwide deployments
  - Focus on complete systems solutions
- Key contributor to standards bodies
  - 2G & 3G cellular, 802 Wireless
- Highly Successful Licensor
  - Patent portfolio has generated over $1 billion
- Strong Financial Condition

InterDigital®

© 2006 InterDigital Communications Corporation. All rights reserved.

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Financial Strength and Expanding Revenues in millions $250 $200 $150 $100 $50 $0 Solid Balance Sheet 2003 2004 2005 2006* *March 31 Cash & ST Investments Share Repurchases Revenue Base Reflects Additional Revenue Streams $60 $50 $40 $30 $20 $10 $0 Q1 Q2 Q3 Q4 Q1 2005 2006 Recurring Royalties * Tech Solutions * Excludes payments for past sales (C) 2006 InterDigital Communications Corporation. All rights reserved. 4

Leading Brands License Our Patents All trademarks are the sole property of their respective owners. (C) 2006 InterDigital Communications Corporation. All rights reserved. 5

2006 - Bright Prospects & Strong Performance o Resolved 2G Dispute with Nokia -$253 Million o Added LG Electronics as New Licensee -$285 Million o Strong First Quarter - Revenue $51.6 million, + 45% - Net Income $12.9 million, EPS $0.23, up from a lossin Q1 `05 o $200 Million Share Repurchase Authorization (C) 2006 InterDigital Communications Corporation. All rights reserved. 6

# Patent Licensing – *Continues to Flourish*

- **Nearly $600 M In License Agreements In Past 9 Months**
  - Resolved Nokia royalty dispute, received $253 M
  - Licensed LG Electronics for 2G/3G products for $285 M
  - Licensed Kyocera Corporation for cdma2000® handsets for $50 M
- **Solid And Growing Position In 3G Market**
  - 35 - 40% of WCDMA and cdma2000® mobile devices covered
  - 5 new 3G licensees in past year
- **Cash From Patent Licensing Program Now Approaching $1.5 Billion**

InterDigital®
© 2006 InterDigital Communications Corporation. All rights reserved.
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# Product Programs – *Gaining Momentum*

- **IP License Agreements In Place With Key Industry Players**
  - Philips Semiconductor: HSDPA ASIC design
  - General Dynamics: Complete W-CDMA terminal unit technology package
  - Infineon: W-CDMA and HSDPA terminal unit protocol stack
- **Targeting A Complete Dual Mode 2G/3G ASIC For License And Sale**
  - One of a very few companies demonstrating HSUPA capability

InterDigital®
© 2006 InterDigital Communications Corporation. All rights reserved.
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Our Goal: Secure Revenue on Every 3G Mobile Device o Over One Billion Mobile Phones to Ship by 2008 0 200 400 600 800 1,000 1,200 1,400 2004 2005 2006 2007 2008 2009 2010 2G/2.5G 3G (CDMA) 3G (WCDMA) - 60% expected to be 3G by 2010 Global Handset Sales by Technology Source: Strategy Analytics, January 2006 (C) 2006 InterDigital Communications Corporation. All rights reserved. 9

Tremendous Opportunity – 2010 as an Example

Today, We Derive Revenue on 35-40% of 3G mobile devices sold

Annual Potential Revenue
(in $ millions)

Avg. $ per Device	25%	50%	75%	100%
$2.00	$350	$700	$1,050	$1,400
$1.50	$260	$525	$800	$1,050
$1.00	$175	$350	$525	$700
$0.50	$ 85	$175	$260	$350

Percent of Market Covered

InterDigital®
© 2006 InterDigital Communications Corporation. All rights reserved.
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Tremendous Opportunity - 2010 as an Example Essential Patent Position Drives Market Coverage Annual Potential Revenue (in $ millions) Avg. $ per Device $350 $350 $260 $260 $175 $175 $ 85 $ 85 $0.50 $700 $700 $525 $525 $350 $350 $175 $175 $1.00 $1,050 $1,050 $800 $800 $525 $525 $260 $260 $1.50 $1,400 $1,400 $1,050 $1,050 $700 $700 $350 $350 $2.00 25% 50% 75% 100% Percent of Market Covered (C) 2006 InterDigital Communications Corporation. All rights reserved. 11

Tremendous Opportunity - 2010 as an Example Product Offerings Drive Higher Value Annual Potential Revenue (in $ millions) Avg. $ per Device $350 $350 $260 $260 $175 $175 $ 85 $ 85 $0.50 $700 $700 $525 $525 $350 $350 $175 $175 $1.00 $1,050 $1,050 $800 $800 $525 $525 $260 $260 $1.50 $1,400 $1,400 $1,050 $1,050 $700 $700 $350 $350 $2.00 25% 50% 75% 100% Percent of Market Covered (C) 2006 InterDigital Communications Corporation. All rights reserved. 12

InterDigital Communications Corporation